                                                                   EXHIBIT 10.24

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.


              PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Product Development and Commercialization Agreement (the "Agreement") dated as of the 19th day of November, 1999 (the "Effective Date") is made and entered into by and between ViroPharma Incorporated, a Delaware corporation having its principal place of business at 405 Eagleview Boulevard, Exton, PA 19341 ("ViroPharma"), and Battelle Memorial Institute, an Ohio non-profit corporation, having a principal place of business at 505 King Avenue, Columbus, OH 43201, through its Battelle Pulmonary Therapeutics Division ("BPTD"). ViroPharma and BPTD may be referred to herein as a "Party" or, collectively, as "Parties."


                                  BACKGROUND

In consideration of the covenants and promises contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.   DEFINITIONS.

As used herein, the following capitalized terms shall have the following meanings when used in this Agreement, and all terms defined in the singular shall have the same meanings when used in the plural (and vice versa, as appropriate), unless otherwise specified:

     1.1 "Affiliate" means a corporation, partnership, entity, person, firm, company, or joint venture, whether de jure or de facto, that controls, is controlled by or is under the common control with the referenced Party. For the purposes of this definition the word "control" (including, with correlative meaning, the terms "controlled by" or "is under the common control with") means (a) ownership directly or indirectly of at least fifty percent (50%) of the voting stock of the applicable entity, or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction, or (b) the actual ability to control the management and operations of the applicable entity.

     1.2 "Approval Application" means any application to a Regulatory Authority, required to be approved by such Regulatory Authority before marketing the Drug Inhalation System in a particular country, and may include, without limitation a New Drug Application, Abbreviated New Drug Application, 510(k) Premarketing Notification, and/or a Premarket Application, and analogous foreign regulatory filings.

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     1.3  "BPTD Invention" means any Invention that covers the EHD Device, the
          Drug Container, or the Drug Vehicle, or any method of making or using the EHD Device, the Drug Container, or the Drug Vehicle in the Field, which Invention is made during the Term of this Agreement.

     1.4 "BPTD Patent" means any Patent owned or Controlled by BPTD or a BPTD Affiliate during the term of the Agreement that generically or specifically claims or covers the manufacture, use, sale, or offer for sale, import or export of the EHD Device, the Drug Container, or the Drug Vehicle. Attached hereto as Exhibit A is a list of BPTD Patents existing as of the Effective Date, which Exhibit A shall be updated by BPTD on at least a semiannual basis during the term of the Agreement, provided, however, that unintentional omission of Patents from such Exhibit A shall not constitute a breach of the Agreement, nor shall it limit the scope of the defined term "BPTD Patent."

     1.5 "BPTD Technology" means all BPTD Patents and BPTD Inventions, and all Information reasonably necessary for ViroPharma to practice the rights granted and fulfill the responsibilities imposed in this Agreement, and all copyrights relating to the Drug Inhalation System, that BPTD or a BPTD Affiliate owns or Controls during the term of the Agreement.

     1.6 "Commercialization Plan" means the plan developed by ViroPharma for the distribution, marketing and sale of the Drug Inhalation System.

     1.7 "cGMPs" means the then current standards for manufacture of pharmaceuticals and pharmaceutical delivery devices, as set forth in the United States Federal Food, Drug, and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the European Union and other organizations and governmental agencies in countries in which the Drug Inhalation System is intended to be sold.

     1.8 (a) "Confidential Information" means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the "Discloser") to the other Party ("Disclosee") pursuant to this Agreement or the Confidential Disclosure Agreement between the Parties dated January 20, 1999, or generated pursuant to this Agreement, including but not limited to information relating to the Discloser's existing or proposed research, development efforts, business or products, the terms of this Agreement and any other materials that have not been made available by the Discloser to the general public.

          (b) Notwithstanding the foregoing Section 1.8(a), Confidential Information shall not include any information or materials that: (i) at the time of disclosure by the Discloser to the Disclosee are in, or after such disclosure become part of, the


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

           public domain, through no improper act on the part of the Disclosee or any of its officers, employees, or agents; (ii) was in the Disclosee's possession at the time that such information was first disclosed by the Discloser, as shown by written evidence, and was not acquired, directly or indirectly, from the Discloser; (iii) the Disclosee receives from a third party, provided that such information was not obtained by such third party, directly or indirectly, from the Discloser; (iv) are required to be disclosed pursuant to valid law, regulation or court order; or (v) was independently developed by Disclosee employees having no access to the Confidential Information.

     1.9 "Control" means, with respect to a material, Information or intellectual property right, possession by a Party of the ability to grant access to or a license or sublicense as provided for herein under such material, Information or right without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access or license or sublicense.

     1.10 "Development Activities" means all activities performed pursuant to the Development Plan and this Agreement.

     1.11 "Development Plan" means the detailed written work plan prepared in accordance with Section 3.2.1, as such plan may be amended from time to time.

     1.12 "Device Specifications" means the analytical and design specifications for the EHD Device and the Drug Container, prepared and modified in accordance with Section 3.2.3(a), and incorporated into this Agreement by reference.

     1.13 "Diligent Efforts" means efforts that are no less than the applicable efforts that a Party applies to the development, manufacture or commercialization of its own compounds or products with similar regulatory requirements and market potential.

     1.14 "Drug" means a Small Molecule for use in the Field, and shall include, without limitation VP 14637.

     1.15 "Drug Container" means the container developed or identified for ViroPharma for the Formulated Drug, all connectors, adapters and other equipment necessary to permit the attachment of the container to and incorporation of the container into the EHD Device, all connectors, adapters and other equipment necessary to permit the container to be attached to a device to fill the container with Formulated Drug, and all labels, labeling and packaging for such container.

     1.16 "Drug Inhalation System" means the EHD Device and Packaged Drug combined and assembled together for use in the Field by a patient or subject.

     1.17 "Drug Master File" or "DMF" means Information and materials, or the applicable part thereof, submitted to a Regulatory Authority, providing

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

           information on the manufacturing facilities and manufacturing processes for making a Drug Inhalation System or component thereof, including, without limitation, activities relating to manufacturing, processing, formulating, packaging and storage to be conducted by or under the direction of BPTD or its Affiliates, which Information may be used to support Regulatory Approval of the Drug Inhalation System in a country. For purposes of this Agreement, the Drug Master File shall include, without limitation, chemistry, manufacturing and control information, as defined in the FDA regulations at 21 CFR
           Section 314.50(d).

     1.18 "Drug Vehicle" means the combination of all excipients, active, and inactive ingredients developed for ViroPharma other than the Drug, with which the Drug is mixed to permit the Pulmonary Delivery of the Drug via the EHD Device.

     1.19 "EHD Device" means the hand-held, single-user, disposable device developed by BPTD for ViroPharma for the electrohydrodynamic delivery of Drugs by inhalation, including, without limitation, any removable mouthpiece or mask for use by patients, and any other equipment or accessories necessary for a patient to use the device in accordance with its approved labeling and supplied together with the device, all of which meet the Specifications.

     1.20 "FDA" means the United States Food and Drug Administration, or the successor thereto.

     1.21 "Field" means the treatment and/or prevention of the effect on humans of respiratory syncytial viruses ("RSV") by Pulmonary Delivery of one or more Small Molecules not in a formulation or in a combination with one or more ********** or **********, but not the treatment and/or prevention of the effect on humans of RSV by Pulmonary Delivery of one or more ********** or ********** alone or in a formulation or in a combination with one or more Small Molecules.

     1.22 "First Commercial Sale" means, on a country by country basis, the first sale of the Drug Inhalation System to a Third Party after Regulatory Approval.

     1.23  "Formulated Drug" means the combined, formulated Drug and Drug
           Vehicle.

     1.24 "Full Royalty Rate Period" for the Drug Inhalation System in any given country means the period during which ViroPharma's distribution and/or sale of the Drug Inhalation System in the applicable country, in the absence of the rights and licenses granted by this Agreement, would have infringed a BPTD Patent.

     1.25 "Information" means information and data of any type whatsoever, in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, trade secrets, test data including pharmacological,

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

           biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

     1.26 "Invention" means any invention, modification, discovery, improvement, technology, trade secret, chemical or biological material, assay, method, process, technique, documentation, scientific and technical data, drawing or other information, whether patentable or not, relating to a Drug, Drug Vehicle, Formulated Drug, Drug Container, or EHD Device, or any method of making or using such Drug, Drug Vehicle, Formulated Drug, Drug Container, or EHD Device in the Field.

     1.27 "Major Markets" means Austria, Belgium, Canada, Denmark, Finland, France, Germany, Indonesia, Ireland, Italy, Japan, Mexico, Netherlands, Portugal, Spain, Sweden, the United Kingdom, the United States.

     1.28 "Net Sales" means the total amount invoiced or otherwise charged by ViroPharma or its Affiliates to customers or Third Party licensees on account of the sale of the Drug Inhalation System, less the following deductions: (a) deductions, credits, allowances, and discounts actually granted for spoiled, damaged, out-dated and returned units of the Drug Inhalation System (including withdrawals and recalls);
           (b) rebates (including Medicaid, managed care rebates and other similar types of rebates, e.g. chargebacks); (c) freight and insurance costs for transporting the Drug Inhalation System which are included in the billed amount; (d) sales, use, excise, value-added and other direct taxes on the sale of the Drug Inhalation System; (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Drug Inhalation System; (f) trade, cash, and quantity discounts off the invoiced price and similar promotional discounts or rebates (such as management fees required by hospital buying groups or granted to managed care organizations) off the invoiced price, and (g) amounts reflecting retroactive price adjustments on sale of products, to the extent not previously deducted from net sales, but only to the extent such adjustment is not made more than one year after the sale; all of the foregoing to the extent consistent with the normal practice in the industry, and provided that any and all of the foregoing are calculated in accordance with United States generally accepted accounting principles consistently applied. Included in Net Sales shall be any disposition of a Drug Inhalation System or component thereof for value, and if for other than cash, such disposition to be converted to a cash amount equal to the amount such system or components are sold to others.

     1.29 "Packaged Drug" means Formulated Drug packaged in a finished Drug Container.

     1.30 "Patent" means (a) all patent applications heretofore or hereafter filed or having legal force in any country; (b) all patents that have issued or in the future issue

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

           therefrom, including without limitation utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions (including supplemental protection certificates), additions, registrations or confirmations to or of any such patent applications and patents.

     1.31  "Pulmonary Delivery" means

           a.  the administration of any substance by:

               i.   inhalation through the mouth, or

               ii.  simultaneous inhalation through the mouth and nose, or

               iii. where inhalation through the mouth is not possible or reasonably practicable due to the patient's condition, inhalation through the nose,

               in each case to the lungs and/or to the trachea (including necessary incidental non-therapeutic and non-functional [i.e., not for diagnosis, prevention or treatment of disease] delivery to the mouth, nose and throat as a result of such inhalation) for the purpose of diagnosis, prevention or treatment of disease;

           b. the administration of any substance to the lungs, trachea, mouth, throat or nasal passages by inhalation through the mouth and/or nose for the treatment, prevention, or diagnosis of all cancers of the respiratory tract; and

           c. where it can be shown by clinical trials that treatment or prevention of a particular disease by delivery of a substance to the lungs and/or the trachea in accord with Section 1.31(a) above is significantly improved by simultaneous delivery of the same substance to the mouth and/or throat then "Pulmonary Delivery" will be extended to include delivery under Section 1.31(a) above together with simultaneous delivery of the same substance to the mouth and/or throat for the prevention or treatment of that disease.

     For the avoidance of doubt, "Pulmonary Delivery" shall not include:
                                                            ---

           d. any delivery or deposition to the nasal passage or nasal cavities other than as expressly permitted in Sections 1.31(a-b) above; and

           e. except as provided in Section 1.31(b) above, delivery to the mouth and/or throat when not done simultaneously with delivery to the lungs and/or trachea in accordance with Section 1.31(c) above.

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

     1.32  "Pulmonary Surfactant" means

           a. More than ********** total, per dose, of one or more of the following **********; **********, and/or

           b. Any amount of ********** or ********** or any derivative thereof (a fragment or modified form of ********** or ********** or such fragment) or any molecule specifically developed and intentionally used to replace ********** or ********** in whole, or in part, and/or

           c. Any amount of ********** or any derivative thereof (a fragment or modified form of ********** or such fragment) plus (i) ********** conforming to a) above and/or (ii) any molecule conforming to b) above.

     1.33 "Recovery Cost" means the actual costs inclusive of all direct and reasonable indirect costs of products or services incurred after the Effective Date, with no mark-up for profits, and in the case of products or services provided by a Third Party, the actual amount charged by such Third Party, but in no event shall Recovery Costs include Third Party Payments. Notwithstanding anything in this Agreement to the contrary, all services and/or property provided by any Battelle Memorial Institute operating unit, division, or affiliate other than BPTD shall be sold or billed to ViroPharma or any other party under this Agreement at ordinary and customary prices and/or rates, including profits (but not for BPTD).

     1.34 "Reduced Royalty Rate Period" for the Drug Inhalation System in a country means the period beginning on the expiration of the Full Royalty Rate Period for the Drug Inhalation System in that country, or if there is no Full Royalty Rate Period in that country, then beginning on the First Commercial Sale of the Drug Inhalation System in that country, and ending on the ********** anniversary of the Effective Date.

     1.35  "Regulatory Approval"

     1.36 "Regulatory Authority" { shall mean any national (e.g., the United States Food and Drug Administration), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the

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

           world involved in the granting of Regulatory Approval for the Drug Inhalation System.

     1.37 "Retained Rights" means the right of the Third Party identified in Exhibit B to this Agreement to have granted to it upon request a paid-up, non-exclusive license to make, keep, use and sell subject matter disclosed and claimed in those of the BPTD Patents designated with an asterisk in Exhibit A to this Agreement.

     1.38 "Small Molecule" means any chemical entity or compound, but not small peptides or proteins.

     1.39 "Specifications" means the System Specifications and the Device Specifications.

     1.40 "System Specifications" means the analytical, design and performance specifications for the Drug Inhalation System, prepared and modified in accordance with Section 3.2.2, and incorporated into this Agreement by reference.

     1.41 "Third Party" means any entity or individual other than BPTD, ViroPharma, or Affiliates of either.

     1.42  "Third Party Payment" means any payment made by BPTD or a BPTD
           Affiliate:

           a. to any Third Party as a result of BPTD's obtaining or licensing, before or after the Effective Date, such Third Party's Patents or technology; or

           b. to any Third Party as a result of any defense or settlement of any Third Party claim or action alleging that the manufacture, use, sale, offer for sale, importation or exportation of the EHD Device, the Drug Vehicle or the Drug Container infringes a Third Party Patent in any country of the world.

     1.43 "ViroPhaema Invention" means any Invention that is not a BPTD Invention, including, without limitation, any Invention that covers the Drug, or the Formulated Drug, or any method of making or using the Drug or Formulated Drug in the Field, which Invention is made during the Term of this Agreement.

     1.44 "ViroPharma Patent" means any Patent owned or Controlled by ViroPharma or a ViroPharma Affiliate during the term of the Agreement that claims an Invention in the Field or that generically or specifically claims or covers the manufacture, use, sale, or offer for sale, import or export of the Drug or Formulated Drug.

     1.45 "ViroPharma Technology" means all ViroPharma Patents and ViroPharma Inventions, and all copyright, trademarks, and Information that ViroPharma or an Affiliate owns or Controls during the term of the Agreement.

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

2.   LICENSES

     2.1  License to ViroPharma.

          2.1.1 General. Except as limited by the Retained Rights, BPTD grants to ViroPharma and its Affiliates the worldwide, royalty-bearing, exclusive, except as to BPTD and its Affiliates, sublicensable right and license to use the BPTD Technology to the extent necessary to perform the activities under this Agreement in the Field, including, without limitation, making, using, selling, offering for sale, importing, or exporting the Drug Inhalation System or any part of the Drug Inhalation System, or licensing a Third Party to do any of the foregoing.

          2.1.2 Post Expiration of Payment Obligation. After the expiration of the obligation to make payments under Sections 9.1-9.6 of this Agreement, the licenses under this Section 2.1 shall be fully-paid, perpetual, irrevocable and royalty-free.

     2.2 License to BPTD. ViroPharma grants to BPTD and its Affiliates the royalty-free, non-sublicensable, non-exclusive, right and license to use the ViroPharma Technology only to the extent necessary to perform the activities under this Agreement in the Field, but for no other purposes.

     2.3  Exclusive Relationship.

          2.3.1 General. Except as specifically permitted by the terms of this Agreement and for the purposes of this Agreement, during the term of this Agreement, without the prior written consent of ViroPharma, neither BPTD nor any of its Affiliates shall directly or indirectly use or license a Third Party to use the BPTD Technology in the Field.

          2.3.2 Drug Vehicle Use. Except as specifically permitted by the terms of this Agreement and for the purposes of this Agreement, neither BPTD nor any of its Affiliates shall directly or indirectly use the Drug Vehicle in the Field, or any BPTD Technology covering the Drug Vehicle in the Field:

                 a.  During the term of this Agreement; and

                 b. For five years after the term of this Agreement, unless this Agreement is terminated pursuant to Section 14.2 or 14.3.

          2.3.3 Drug Vehicle License. Neither BPTD nor any of its Affiliates shall directly or indirectly license a Third Party to use the Drug Vehicle in the Field, or any BPTD Technology covering the Drug Vehicle in the Field:

                 a.  During the term of this Agreement; and

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

                 b. For five years after the term of this Agreement, unless this Agreement is terminated pursuant to Section 14.2 or 14.3.

          2.3.4 ********** or ********** Used with Small Molecules. Without the prior written consent of ViroPharma, BPTD and its Affiliates shall not directly or indirectly use or license a Third Party to use the BPTD Technology for the Pulmonary Delivery of one or more Small Molecules in a formulation or in a combination with one or more ********** or ********** for the treatment and/or prevention of the effect on humans of RSV where any Small Molecule in such formulation or combination is active as a single agent for the treatment and/or prevention of the effect on humans of RSV.

     2.4 Right of Reference. BPTD and its Affiliates grant ViroPharma, its Affiliates and designees a "Right of Reference," as that term is defined in 21 C.F.R. (S) 314.3(b), to any data developed under this Agreement or under the Master Services Agreement between the Parties dated April 12, 1999, and BPTD and/or its Affiliates shall provide a signed statement to this effect, if requested by ViroPharma, in accordance with 21 C.F.R. (S) 314.50(g)(3).


3.   PRODUCT DEVELOPMENT.

     3.1  General.

          3.1.1 Compliance with Laws. The Parties shall perform all activities under this Agreement, including, without limitation, Development Activities, in compliance with all federal, state and local laws, regulations and ordinances, and with any applicable professional standards. Neither Party shall take legal action against the other Party for damages for a non-material breach of this Section 3.1.1.

          3.1.2 Diligence. The Parties will use Diligent Efforts in performing Development Activities.

          3.1.3 Terms for Performing Development Activities. All Development Activities performed by BPTD shall be performed pursuant to
                 Section 4 of this Agreement. ViroPharma shall not be liable to BPTD for the costs of any Development Activities not performed pursuant to Section 4.

     3.2  Development Planning and Development Activities.

          3.2.1 Preparation of Development Plan. Within ninety days after the Effective Date, ViroPharma and BPTD will prepare a mutually agreeable

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

                    Development Plan, which shall be attached to this Agreement as Exhibit C that shall identify in reasonable detail the activities necessary to:

                    a. Design and develop an EHD Device appropriate to deliver the Formulated Drug, in accordance with Device Specifications;

                    b. Design and develop a Drug Vehicle that is compatible with the EHD Device and the Drug;

                    c. Design and develop a Drug Container or identify a commercially available Drug Container that can contain adequate quantities of the Formulated Drug, and that can be readily incorporated into the EHD Device, in accordance with Device Specifications for the Drug Container; and

                    d. Develop preclinical and clinical data and complete Approval Applications necessary to obtain Regulatory Approval for the Drug Inhalation System in countries throughout the world.

                    At least semiannually, after reviewing the results of the development efforts to that time, ViroPharma and BPTD shall mutually agree on any amendments to the Development Plan to reflect revised development and/or regulatory activities or goals. In the event of any failure to agree on the portions of the Development Plan described in Sections 3.2.1(a) through(c), BPTD shall have final decision making authority. In the event of any failure to agree on the portions of the Development Plan described in Section 3.2.1(d), ViroPharma shall have final decision making authority.

          3.2.2 Drug Inhalation System Specifications. The summary System Specifications for the Drug Inhalation System setting forth the planned design, performance and features of the Drug Inhalation System are to be developed after the Effective Date and attached to this Agreement as Exhibit D (the "System Specifications"). The System Specifications may be altered by ViroPharma, only after BPTD has had a reasonable opportunity to review and comment on any proposed changes.

          3.2.3     EHD Device and Drug Container.

                    a. EHD Device and Drug Container Specifications. ViroPharma and BPTD shall collaborate to prepare summary Device Specifications for the EHD Device and Drug Container setting forth the planned design, features and performance of the EHD Device and the Drug Container consistent with the System Specifications. If the System Specifications and the Device Specifications conflict in any material regard, the System

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                         Specifications shall govern. At any time during the
                         term of the Agreement, BPTD may suggest changes to the design of the EHD Device or the Drug Container. No such changes shall be implemented except upon the written approval of ViroPharma.

                    b. Development Activities. The Parties shall perform Development Activities on the EHD Device and the Drug Container in compliance with the Development Plan and the Specifications. BPTD shall perform Development Activities pursuant to Article 4, as requested by ViroPharma. ViroPharma shall not employ Third Parties to perform Development Activities on the EHD Device and the Drug Container.

          3.2.4 Drug Vehicle Development. The Parties shall perform Development Activities on the Drug Vehicle in compliance with the Development Plan and the Specifications. At ViroPharma's reasonable request, BPTD shall perform Development Activities pursuant to Article 4.

          3.2.5 Costs. Except as expressly set out in this Agreement, ViroPharma shall pay for all Development Activities under this Agreement.

          3.2.6 Master Services Agreement. As reasonably requested by ViroPharma, BPTD shall perform the activities described in the document entitled "ViroPharma Project: Preformulation and EHD Aerosol Feasibility Study of VP 14637" attached to the Master Services Agreement between the Parties dated April 12, 1999, in accordance with the terms of such Master Services Agreement. If the performance of activities under the Master Services Agreement conflicts with, or is made impractical by, this Agreement, such activities shall be performed pursuant to this Agreement. If any provisions of the Master Services Agreement are in conflict with the provisions of this Agreement, this Agreement shall control.

     3.3 Clinical Testing of Inhalation System. ViroPharma or its designees shall be responsible for designing, performing and funding clinical studies necessary to obtain Regulatory Approval for the Drug Inhalation System.

     3.4 Development Product Supply. ViroPharma or its designees shall supply, at its own cost, adequate amounts of Drug, Formulated Drug and placebo for the performance of Development Activities under this Section 3. BPTD shall supply, at ViroPharma's expense (to be charged to ViroPharma at BPTD's Recovery Cost), adequate numbers of Drug Inhalation System units for the performance of Development Activities under this Article 3, consistent with Article 5.

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     3.5  Approval Applications.

          3.5.1 Generally. ViroPharma, by itself, or through its Affiliates or sublicensees will use Diligent Efforts to prepare, assemble and submit in its own name and at its own expense all Approval Applications and DMFs for the Drug Inhalation System in countries of the world consistent with the Commercialization Plan. ViroPharma will own any such Approval Applications, DMFs and Regulatory Approvals.

          3.5.2 Assistance by BPTD. BPTD and its Affiliates shall provide to ViroPharma for inclusion in Approval Applications or DMFs any necessary information or materials regarding the EHD Device and/or the Drug Container and shall employ Diligent Efforts to provide any reasonably necessary assistance to ViroPharma in obtaining Regulatory Approval or in submitting DMFs at ViroPharma's cost. Upon ViroPharma's reasonable request, BPTD and/or BPTD's Affiliates shall attend and participate in meetings regarding the Drug Inhalation System, including meetings with Regulatory Authorities.

          3.5.3 Filings by BPTD. If the laws or regulations of any country require that BPTD, or a BPTD Affiliate rather than ViroPharma, file any part of any Approval Application, DMF or part thereof, BPTD, or such BPTD Affiliate, shall file the Approval Application, DMF or part thereof at ViroPharma's expense and shall, consistent with the laws and regulations of the country, transfer such Approval Application, DMF, Regulatory Approval, or part thereof, to ViroPharma, or hold and maintain the same on ViroPharma's behalf.

4.   PERFORMANCE OF DEVELOPMENT ACTIVITIES BY BPTD.

     4.1 Work Orders. BPTD shall perform Development Activities as agreed to by the Parties, consistent with the Development Plan from time to time. The specific details of each assignment in respect of the Development Activities will be separately negotiated and contracted for in writing, and shall be set forth in a work order in substantially the form attached hereto as Exhibit E each to be sequentially numbered and to be subject to all of the terms and conditions set forth in this Agreement, and incorporated into this Agreement by reference (each, a "Work Order").

     4.2 Protocols. Unless otherwise indicated on the applicable Work Order, BPTD shall prepare protocols describing the Development Activities for ViroPharma's review and approval prior to initiating such Development Activities. BPTD shall make such changes to such protocol that are reasonably requested by ViroPharma and agreed to by BPTD, such agreement not to be withheld or delayed unreasonably

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          (as so modified, the "Protocol"). BPTD shall perform the Development
          Activities in accordance with the applicable Protocol.

     4.3 Deliverables. BPTD shall deliver to ViroPharma the deliverables described or referred to on the applicable Work Order (each, a "Deliverable"). The Development Activities described in a particular Work Order shall be deemed to have been completed upon BPTD's completing such Development Activities in accordance with the Work Order terms and with the terms of this Agreement.

     4.4 Inspection; Project Materials. Upon reasonable advance notice to BPTD, and at reasonable times during normal business hours, ViroPharma shall be permitted to send certain of its employees or designees to BPTD's facilities to consult with BPTD's employees and consultants engaged in the activities contemplated by a Work Order, to observe BPTD in the performance of its duties hereunder, and to inspect and take copies of any of the results of the Development Activities. BPTD shall make BPTD's employees and consultants and such results available to ViroPharma for such purposes. During such visits, ViroPharma shall comply with BPTD policy regarding security, as such policy shall be in force from time to time.

     4.5 Reports. BPTD shall maintain accurate and complete records of all Development Activities it performs and all results of any trials, studies and other investigations conducted by or on behalf of ViroPharma hereunder. Unless otherwise indicated on the applicable Work Order, BPTD shall prepare and deliver to ViroPharma a final written Report for each Work Order, in such detail as agreed to by the Parties. BPTD shall provide ViroPharma with summary data describing the interim results of the Development Activities, and copies of all materials generated in connection with the activities contemplated by this Agreement, upon ViroPharma's request and at ViroPharma's cost, provided that ViroPharma is not then in default of its obligations under this Agreement.

     4.6 Fees. Except as expressly agreed to in advance by ViroPharma: (a) in no event shall the price to ViroPharma for any Deliverable exceed the "Maximum Fee" listed opposite such Deliverable on such Work Order; (b) in no event shall the aggregate amount due for any Work Order exceed the "Total Fee" set forth on such Work Order; and (c) in no event shall Development Activities be billed at more than BPTD's Recovery Cost. The Maximum Fee and Total Fee are to be negotiated for the work orders on a case-by-case basis. Unless otherwise agreed to by ViroPharma in a Work Order, BPTD shall be solely responsible for expenses incurred by it in the performance of the Development Activities.

     4.7 Invoices. BPTD shall generate invoices in accordance with the mutually agreed upon payment schedule described in the applicable Work Order (the "Payment Schedule"). All invoices that are not disputed by ViroPharma in good faith shall be payable within thirty days after ViroPharma's receipt. ViroPharma will pay interest of 1% per month on balances due for late payment.

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

5.   CLINICAL SUPPLY MANUFACTURING.

     5.1 General. BPTD agrees to itself, or through its Affiliates, (a) supply ViroPharma's clinical testing requirements of the EHD Device, (b) install Packaged Drug supplied by ViroPharma to BPTD into such EHD Devices, and (c) ship labeled and packaged investigational Drug Inhalation Systems to clinical trial sites or a clinical trial distributor identified by ViroPharma. If the Drug Container is not readily commercially available, BPTD agrees to itself, or through its Affiliates, (x) supply ViroPharma's clinical testing requirements of the Drug Container, and (y) ship such Drug Container to ViroPharma or a designee. BPTD shall perform or cause to be performed all such activities in accordance with the Specifications and the terms of this Agreement and in compliance with all applicable federal, state, and local laws, regulations and ordinances, including, without limitation, cGMPs. Neither BPTD nor its Affiliates shall alter the manufacturing processes of clinical supplies under this Section 5.1 without the prior written approval of ViroPharma, not to be unreasonably withheld or delayed.

     5.2 Manufacturing Facilities, Equipment and Licenses. In manufacturing clinical supplies pursuant to Section 5.1, BPTD and BPTD's Affiliates shall:

          5.2.1 acquire all equipment and licenses, including, without limitation, all necessary plant equipment and facilities licenses, necessary to manufacture investigational EHD Devices and Drug Containers under this Section 5;

          5.2.2 use Diligent Efforts to keep such equipment properly maintained and to reduce risks of breakdown of critical machinery;

          5.2.3 obtain and maintain all necessary federal, state and local manufacturing licenses and approvals for the manufacturing facilities;

          5.2.4 maintain all records that are necessary and appropriate to demonstrate compliance with cGMPs; and

          5.2.5 BPTD shall ensure that the manufacturing of investigational EHD Devices, Drug Containers, or assembly of Drug Inhalation Systems under Section 5 complies with all applicable federal, state and local environmental, health and safety laws and regulations in effect at the time and place of such manufacture, and all waste, including but not limited to all hazardous waste, generated in such manufacturing shall be disposed of in accordance with all applicable federal, state and local laws and regulations.

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     5.3  Orders.

          5.3.1 Placement of an Order. ********** prior to the start of each clinical trial, ViroPharma will advise BPTD of the estimated number of Drug Inhalation System units necessary to complete such clinical trial, the estimated schedule on which the units will be needed and an order specifying the number of units needed for the first ********** of the clinical trial. ViroPharma will place orders for ********** of inventory for the Drug Inhalation System at a time, ********** in advance of the required delivery date.

          5.3.2 Confirmation of an Order. Within two business days after receiving a an order under Section 5.3.1, BPTD shall provide written confirmation of its ability to fill such order as well as the address to which ViroPharma should ship Packaged Drug to be used in filling the order. If BPTD believes that it may be unable to fulfill such order, it shall notify ViroPharma by telephone and in writing immediately, but in no case later than two business days after receiving such order.

          5.3.3 Conflicting Terms in Order Forms or Invoices. If any purchase order, invoice or acknowledgment form used by either ViroPharma or BPTD contains any provision additional or contrary to the provisions of this Agreement, such additional or contrary provision shall have no force or effect and the terms of this Agreement shall control.

     5.4  Shipment of Packaged Drug.

          5.4.1. Shipping by ViroPharma. Within two business days after ViroPharma receives written confirmation of BPTD's ability to fulfill an order pursuant to Section 5.3.2, ViroPharma shall ship a number of units of Packaged Drug equal to 102%, rounded up to the nearest whole number, of the number of units of Drug Inhalation System requested in the order FOB the address supplied by BPTD in such written confirmation.

          5.4.2. Receipt and Possession by BPTD. ViroPharma shall retain title and BPTD shall be solely responsible for the risk of loss of Packaged Drug in the inventory or possession of BPTD or a BPTD Affiliate which loss is due to the negligence or intentional misconduct of BPTD or the BPTD Affiliate. ViroPharma shall be responsible for all losses of Packaged Drug not described in the preceding sentence. BPTD shall notify ViroPharma promptly upon the loss of any Packaged Drug. ViroPharma shall invoice BPTD for the cost of any lost Packaged Drug, for which BPTD is liable under this Section 5.4.2., which amount BPTD shall pay within thirty days of its receipt of such invoice.

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     5.5  Completion and Packaging. BPTD will combine the Packaged Drug and the
          EHD Device, package and label the Drug Inhalation System for use in the clinical research program in accordance with the Specifications.

     5.6  Inspection of Final Products.

          5.6.1 Inspection. BPTD shall inspect finished Drug Inhalation System units pursuant to the applicable Specifications, all federal, state, and local laws and regulations, and in accordance with reasonable industry standards. ViroPharma shall have the right, at its own cost, to witness or participate in any and all inspections of finished Drug Inhalation System units at the site where such inspection takes place.

          5.6.2 Documentation. Within three business days after completing the inspection of finished Drug Inhalation System units, BPTD shall forward to ViroPharma:

                    a. a production report identifying any problems encountered in the fulfillment of the applicable Binding Order, the results of the QC analysis, and the results of any inspection, along with any supporting data, and

                    b. a Certificate of Analysis and Conformance ("COA") specifying that all Drug Inhalation System units subject to such COA conform with the Specifications.

                    The COAs will use lot numbers as directed by ViroPharma. ViroPharma shall be under no obligation to accept any shipment of BPTD products without an accompanying COA.

     5.7 Shipment of Final Products. BPTD, or its Affiliates shall ship the units of Drug Inhalation Systems in fulfillment of an order FOB the address specified in such order for delivery by the Delivery Date.

     5.8 Invoices. BPTD will invoice ViroPharma for the Recovery Cost of investigational EHD Devices and Drug Containers upon delivery of the Drug Inhalation Systems to the carrier identified by ViroPharma. Such invoices shall reasonably itemize BPTD's Recovery Costs for labor, materials, supplies, and payments to Third Parties or Affiliates, by production lot number for the Drug Inhalation System, and shall contain such other information as may be reasonably requested by ViroPharma.

     5.9 Payments. ViroPharma shall pay any invoice under Section 5.8 within thirty days of receiving such invoice.

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

6.   MANUFACTURING OF COMMERCIAL SUPPLY.

     6.1 General. ViroPharma or its designees shall be solely responsible for contracting for and paying the costs of any commercial supply of the Drug Inhalation System. ViroPharma may, but is not required to, contract with BPTD to provide any part of such commercial supply.

     6.2 Volume Discounts for EHD Device Component Supply. BPTD shall disclose to ViroPharma the identity of the supplier for each component of the EHD Device or the Drug Container purchased from a Third Party for which BPTD is eligible to receive a volume discount, and will exert reasonable commercial efforts to cause any such supplier to provide similar discounts to ViroPharma.

     6.3 Consulting and Technology Transfer. If ViroPharma contracts with a Third Party to manufacture commercial supplies of the EHD Device, Drug Container, and/or Drug Vehicle (the "Third Party Manufacturer"), then BPTD shall, at its Recovery Cost for such services:

          6.3.1 assist ViroPharma in transferring to the Third Party Manufacturer all BPTD Technology existing at the time of transfer which is necessary in the manufacture of the EHD Device, Drug Container, and/or Drug Vehicle to Specifications and in compliance with all applicable federal, state, and local laws and regulations, except that the first such transfer shall be at BPTD's expense;

          6.3.2 assist ViroPharma and the Third Party Manufacturer in troubleshooting any problems that may arise in manufacturing the EHD Device, Drug Container, and/or Drug Vehicle;

          6.3.3 consult with ViroPharma and its Third Party Manufacturer on all aspects of manufacturing of the EHD Device, Drug Container, and/or Drug Vehicle, and any improvements that can be made to the manufacturing process; and

          6.3.4 perform any other consulting, advisory, technology transfer, problem-solving or other activities reasonably necessary to assist ViroPharma and its Third Party Manufacturer to successfully manufacture the EHD Device, Drug Container, and/or Drug Vehicle.

7.   COMMERCIALIZATION AND MARKETING.

     7.1 Commercialization Plan. Ninety days before it submits the first Approval Application for the Drug Inhalation System to any Regulatory Authority, ViroPharma shall provide to BPTD a copy of its Commercialization Plan. The Commercialization Plan shall set out the countries in which ViroPharma intends

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          to seek Regulatory Approval for and launch the Drug Inhalation System in the next five years. ViroPharma shall update the Commercialization Plan at least annually and shall provide BPTD with a copy of all updated Commercialization Plans.

     7.2 Diligence. Within ********** of receiving the first Regulatory Approval for the Drug Inhalation System, ViroPharma shall obtain Regulatory Approval of the Drug Inhalation System in ********** of the Major Market countries.

          7.2.1 If ViroPharma's failure to obtain such Regulatory Approvals is not due to reasonably unforeseeable adverse regulatory actions, or refusal or delay of Regulatory Approval because of a Regulatory Authority's concerns with the EHD Device, the Drug Container, or the Drug Vehicle, the license grant to ViroPharma under this Agreement becomes non-exclusive for all countries in which ViroPharma has not already obtained Regulatory Approval or in which approval is not pending.

          7.2.2 If ViroPharma's failure to obtain such Regulatory Approvals is due to reasonably unforeseeable adverse regulatory actions, then the period for obtaining such Regulatory Approvals shall be extended by a reasonable period of time, mutually agreed to by the Parties.

          7.2.3 If ViroPharma's failure to obtain such Regulatory Approvals is due to refusal or delay of Regulatory Approval because of a Regulatory Authority's concerns with the EHD Device, the Drug Container, or the Drug Vehicle, then the period for obtaining such Regulatory Approvals shall be extended for as long as necessary to resolve such Regulatory Authority's concerns with the EHD Device, the Drug Container, or the Drug Vehicle.

     7.3 Further Diligence. ViroPharma shall exercise Diligent Efforts to obtain Regulatory Approval in countries consistent with the Commercialization Plan.

          7.3.1 Countries Declined by ViroPharma. If ViroPharma has not received Regulatory Approval for the Drug Inhalation System in a country, and ViroPharma has confirmed to BPTD in writing that it does not intend to seek Regulatory Approval for the Drug Inhalation System in such country, and if no gray market or price effects exist as set forth in Section 7.3.3, then upon ninety days prior written notice, BPTD may grant a non-exclusive license to a Third Party to use the BPTD Technology, in the Field, in such country.

          7.3.2 Countries Requested by BPTD. If ********** after the first Regulatory Approval, ViroPharma has not submitted an Approval Application for the Drug Inhalation System in a country, and if BPTD has received a request from a Third Party to License the BPTD Technology in the Field in such

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                    country, then BPTD may request from ViroPharma, in writing, the right to make such license.

                    a. If within ninety days of such request, ViroPharma does not respond in writing stating that ViroPharma will submit an Approval Application for the Drug Inhalation System in such country or that gray market or price effects exist as set forth in Section 7.3.3, then BPTD may license a Third Party to use the BPTD Technology, in the Field, in such country.

                    b. If ViroPharma responds in writing stating that it will submit an Approval Application for the Drug Inhalation System in such country, then ViroPharma shall have a reasonable period of time, mutually agreed to by the Parties, but in no event less than **********, to obtain Regulatory Approval in such country, and ViroPharma will use Diligent Efforts to obtain such Regulatory Approval. The Parties shall agree to extend the time for obtaining Regulatory Approval in the event of reasonably unforeseeable adverse regulatory actions, or in the event of a refusal or delay of Regulatory Approval because of a Regulatory Authority's concerns with the EHD Device, the Drug Container, or the Drug Vehicle. If ViroPharma fails to obtain Regulatory Approval in such country in the period agreed to by the Parties, then upon ninety days prior written notice, BPTD may grant a non-exclusive license to a Third Party to use the BPTD Technology, in the Field, in such country, unless the failure is due to the Regulatory Authority's concerns with the EHD Device, the Drug Container, or the Drug Vehicle.

          7.3.3 Gray Market and Price Effects. Gray market or price effects shall be deemed to exist if it is reasonably expected that the licensing of the BPTD Technology in the Field to a Third Party in a country would either:

                    a. Reduce ********** of the Drug Inhalation System ********** by ********** or more; or

                    b. Reduce ********** of the Drug Inhalation System by ********** or more.

                    In the event of a failure of the Parties to agree on the existence of gray market or price effects under this
                    Section 7.3.3, the Parties shall resolve the matter in accordance with Section 15.15.

     7.4 Marketing Diligence. During the term of this Agreement, ViroPharma shall use Diligent Efforts to promote the use and sale of the Drug Inhalation System in each country in which the Drug Inhalation System has received Regulatory Approval,

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          and ViroPharma shall assure that an adequate sales force is maintained for the appropriate promotion of the Drug Inhalation System.

     7.5 Regulatory Reporting. ViroPharma or its designee shall be responsible for filing all reports required to be filed in order to maintain any Regulatory Approvals granted for the Drug Inhalation System in the world, including, without limitation, adverse drug experience reports. BPTD and its Affiliates shall cooperate with ViroPharma in preparing and filing all such reports and, upon ViroPharma's request, provide ViroPharma with any information in BPTD's or its Affiliates' possession or Control that ViroPharma reasonably deems to be relevant to any such reports. If BPTD or a BPTD Affiliate has or receives any information regarding any adverse drug experience that may be related to the use of the Drug Inhalation System, BPTD shall provide ViroPharma with all such information in writing within forty-eight hours of BPTD's receiving such information.

     7.6  Recalls.

          7.6.1 Notification. BPTD shall immediately inform ViroPharma orally of all information in BPTD's possession relating to:

                    a. any incident relating to a Drug Inhalation System unit and/or any lot of the Drug Inhalation System that is the subject of recall, market withdrawal or correction, or

                    b. any Drug Inhalation System Units that may require, whether based on design defect, manufacturing defect, or otherwise, a recall, field alert, product withdrawal or field correction arising from any defect in such units.

          7.6.2 Costs of Recall. The costs of any recall shall be borne consistent with the indemnification in Sections 13.1-2.

     7.7 Failure Analysis. BPTD shall, at ViroPharma's expense, assist ViroPharma or its designees in performing all failure analysis for recalled, rejected, and out-of-System Specification Drug Inhalation System units that is required by federal, state, or local laws or regulations, or that is reasonably requested by ViroPharma. BPTD shall assist in making all reasonable changes to the Specifications to reduce failure rates in Drug Inhalation System units.

     7.8 Technical Assistance. At ViroPharma's reasonable request and expense, BPTD shall provide ViroPharma with reasonable technical assistance and advice for responding to consumer queries regarding the Drug Inhalation System.

     7.9 Patent Marking. ViroPharma shall assure that, consistent with the laws of the country in which it is distributed, each Drug Inhalation System unit subject in such country to a BPTD Patent shall be marked in a conspicuous location with a

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

          patent notice adequate to meet the patent notification requirements of that country.

8.   GENERAL REGULATORY MATTERS.

     8.1 Inspections. If BPTD or a BPTD Affiliate is inspected by a Regulatory Authority regarding activities under this Agreement, BPTD or the Affiliate shall promptly notify ViroPharma. BPTD or the inspected party shall provide ViroPharma with a written report of any such inspection, noting with specificity any record or document reviewed by the regulatory inspector. When a copy of a document or record is supplied to the inspector on request, that fact will be noted in the report. BPTD or the BPTD Affiliate shall keep copies of each of these records or documents in a separate inspection file and, on ViroPharma's request, will provide ViroPharma with copies of any or all of these Study Records or documents.

     8.2 Regulatory Correspondence. BPTD shall provide ViroPharma with a copy of all correspondence between BPTD or any Affiliate and a Regulatory Authority pertaining to the manufacturing of investigational EHD Devices, Drug Containers, or assembly of Drug Inhalation Systems under
          Section 5, including, without limitation, any Form 483s, or similar notices or observations. BPTD shall provide ViroPharma with a copy of any proposed response or correspondence to a Regulatory Authority that relates directly or indirectly to the manufacturing of investigational EHD Devices, Drug Containers, or assembly of Drug Inhalation Systems under Section 5 for ViroPharma's approval at least five business days before the submission of such response or correspondence.

     8.3 Audits. At reasonable times and at reasonable intervals, ViroPharma or a designee may inspect and audit BPTD's, or a BPTD Affiliate's manufacturing of investigational EHD Devices, Drug Containers, or assembly of Drug Inhalation Systems under Section 5. BPTD, or the BPTD Affiliate shall make all documents and records available for review and copying. BPTD or the BPTD Affiliate shall adopt reasonable suggestions of ViroPharma or a designee to correct any deficiencies identified in any site visit or audit.


9.   LICENSE FEES AND ROYALTIES.

     9.1 Milestone License Fees. In partial consideration for the licenses granted to ViroPharma under this Agreement, ViroPharma shall pay BPTD the following amounts in U.S. Dollars within the specified time period after the occurrence of the specified events:

          **********

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     9.2  Royalty Payments on ViroPharma Sales During Full Royalty Rate Period.
          During the Full Royalty Rate Period, in partial consideration for the licenses granted to ViroPharma under this Agreement, ViroPharma shall pay BPTD the following amounts:

          9.2.1 Marginal Rates. For each calendar year, or portion thereof, in the Full Royalty Rate Period during which ViroPharma or any of its Affiliates sells the Drug Inhalation System, ViroPharma shall pay BPTD a royalty on the combined Net Sales made by ViroPharma and its Affiliate of such Drug Inhalation System units **********:

**********

          9.2.2     Minimum Payments. In no event shall the payment under
                    Section 9.2.1 for the second or any subsequent full calendar year during which ViroPharma or an Affiliate sells the Drug Inhalation System be less than **********.

     9.3 Royalty Payments on ViroPharma Sales During Reduced Royalty Period. During the Reduced Royalty Rate Period, in partial consideration for the know-how and trade secret licenses granted to ViroPharma under this Agreement, ViroPharma shall pay BPTD, for each calendar year, or portion thereof during which ViroPharma sells the Drug Inhalation System, a royalty equal to ********** of the Net Sales made by ViroPharma and its Affiliates of the Drug Inhalation System units.

     9.4  Royalty Payments on Sublicensed Sales Outside the U.S.

          9.4.1 In partial consideration for the licenses granted to ViroPharma under this Agreement, for each calendar year, or portion thereof during which a Third Party sublicensee of ViroPharma or its Affiliates sells the Drug Inhalation System outside the U.S. during the Full Royalty Rate Period, ViroPharma shall pay BPTD an amount equal to **********, and during the Reduced Royalty Rate Period, ViroPharma shall pay BPTD an amount equal to ********** of ********** during each calendar year or portion thereof for such Third Party sublicensee's sales of, and/or right to sell Drug Inhalation System units outside the U.S., including **********, but excluding **********.

          9.4.2 In partial consideration for the licenses granted to ViroPharma under this Agreement, for each calendar year, or portion thereof during which ViroPharma or its Affiliates sells the Drug Inhalation System to a sublicensee for intended sale outside the U.S. during the Full Royalty Rate Period, ViroPharma shall pay BPTD an amount equal to ********** of

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                    Net Sales to such sublicensee, and ********** of Net
                    Sales to such sublicensee during the Reduced Royalty Rate Period.

     9.5 Royalty Payments on Sublicensed Sales in the U.S. For purposes of Sections 9.2-9.3, any sale in the U.S. of the Drug Inhalation System by a Third Party sublicensee of ViroPharma shall be deemed a sale by ViroPharma.

     9.6 Reduction in Royalty Payments for Infringing Competition. If infringing Competition, as defined below in this Section 9.6, exists during a given calendar quarter during the Full Royalty Rate Period for the Drug Inhalation System in a country, the royalty rates used to calculate the royalties payable to BPTD for sales of the Drug Inhalation System in such country during such calendar quarter will be reduced to **********, retroactive to the first date that infringement is determined to exist by agreement of the Parties, or pursuant to
          Section 15.15. Infringing Competition shall be deemed to exist if, during the applicable calendar quarter, each of the following is true:

          9.6.1 one or more Third Parties is selling a pharmaceutical product for electohydrodynamic inhalation delivery for use in the Field that infringes a BPTD patent. If the parties disagree as to whether or not such an infringement exists, the matter shall be resolved in accordance with the terms of
                    Section 15.15;

          9.6.2 BPTD has not filed suit against such Third Parties for infringement of a BPTD Patent, and BPTD has not obtained a discontinuance of such infringement by such Third Parties; and

          9.6.3 the sales of such competing products (measured on a unit basis) accounts for ********** or more of the combined market for the Drug Inhalation System and such competing products in such country.

     9.7 Sales Reports. Within forty-five days of the end of each calendar quarter after the first commercial sale of the Drug Inhalation System in any country, ViroPharma will provide BPTD with a report listing the Net Sales of Drug Inhalation System units by country, to the extent available; identifying whether such sales were made by ViroPharma and/or an Affiliate, or by a Third Party sublicensee of ViroPharma and/or an Affiliate and calculating the royalty due on such Net Sales pursuant to this Section 9.

     9.8  Payments.

          9.8.1 Timing. The payment obligations under Sections 9.2-9.6 shall accrue upon the sale of the Drug Inhalation System to a Third Party purchaser, other than a Third Party Sublicensee of ViroPharma and/or an Affiliate, by ViroPharma, its Affiliates or sublicensees. Such a sale shall be deemed to occur on the date of the invoice for such sale. Payment obligations under

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                    Sections 9.2-9.6 that accrue during a calendar quarter shall be payable within forty-five days after the end of such calendar quarter.

          9.8.2 Currency. All amounts due under this Agreement shall be payable in the United States in U.S. Dollars. Net Sales in a particular country outside the United States shall be converted from the currency of the sale into U.S. Dollars at the average daily rates of exchange for the four week period immediately preceding the last week in such calendar quarter as reported in the Wall Street Journal or some other source agreeable to both Parties.

     9.9  Records; Audits.

          9.9.1 Record Keeping. ViroPharma shall keep, and shall require its Affiliates and sublicensees to keep complete and accurate records of all Net Sales, and ViroPharma shall obtain and keep copies of such records sent by its Affiliates and sublicensees. BPTD shall keep, and shall require its Affiliates to keep complete and accurate records of all costs of the manufacturing of investigational EHD Devices, Drug Containers or assembly of Drug Inhalation Systems under
                    Section 5, and BPTD shall obtain and keep copies of such records sent by its Affiliates.

          9.9.2 Audits. Upon thirty days prior written notice from a Party (the "Auditing Party"), the other Party (the "Audited Party") shall permit an independent certified public accounting firm of nationally recognized standing selected by the Auditing Party and reasonably acceptable to the Audited Party, to examine, at the Auditing Party's sole expense, the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of the calculation of sales and royalties under Sections 9.2-9.6, and Recovery Costs of the manufacture of investigational EHD Devices, Drug Containers or assembly of Drug Inhalation Systems under Section 5. An examination by a Party under this Section 9.9.2 shall occur not more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than thirty-six months before the date of the request. The accounting firm shall be provided access to such books and records at the Audited Party's facility(ies) where such books and records are normally kept and such examination shall be conducted during the Audited Party's normal business hours. The Audited Party may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party's facilities or records. Upon completion of the audit, the accounting firm shall provide both Parties with a written report disclosing whether the reports submitted by the Audited Party are correct or incorrect, whether the royalties under Sections 9.2-9.6, and Recovery Costs of the manufacture of investigational EHD Devices, Drug Containers, or assembly of Drug Inhalation Systems under Section 5, are correct or incorrect, and, in each case, the specific details

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

                    concerning any discrepancies. No other information shall be provided to the Auditing Party.

          9.9.3 Underpayments/Overpayments. If the results of the audit under Section 9.9.2 show that additional royalties were due to BPTD, ViroPharma shall pay BPTD the additional royalties together with interest at 1% per month (or the maximum amount allowed by law, if less) from the day such amounts were first due until paid, within thirty days of the date ViroPharma receives the written audit report. If such underpayment exceeds five percent of the royalties that were to be distributed to BPTD, ViroPharma also shall reimburse BPTD for the out-of-pocket expenses incurred in conducting the audit. If the results of the audit under Section 9.9.2 show that ViroPharma overpaid BPTD for the Recovery Costs of manufacturing under Section 5, BPTD will refund such overpayments, together with interest at 1% per month (or the maximum amount allowed by law, if less) from the day such amounts were first paid by ViroPharma until reimbursed by BPTD, within thirty days of the date BPTD receives the written audit report. If such overpayment exceeds five percent of the Recovery Costs that were to be paid to BPTD, BPTD also shall reimburse ViroPharma for the out-of-pocket expenses incurred in conducting the audit.

          9.9.4 Confidentiality. All financial information of a Party which is subject to review under this Section 9.9 shall be deemed to be Confidential Information subject to the provisions of
                    Article 11, and such Confidential Information shall not be disclosed to any Third Party or used for any purpose other than verifying payments to be made by one Party to the other hereunder, provided, however, that such Confidential Information may be disclosed to Third Parties only to the extent necessary to enforce a Party's rights under this Agreement.


10.  INTELLECTUAL PROPERTY.

     10.1 Pre-existing Technology. ViroPharma shall remain the sole and exclusive owner of the ViroPharma Patents and all Information, copyrights, and trademarks owned or Controlled by ViroPharma at the Effective Date, subject to the rights granted hereunder. BPTD shall remain the sole and exclusive owner of the BPTD Patents and all Information, copyrights, and trademarks owned or Controlled by BPTD at the Effective Date, subject to the rights granted hereunder.

     10.2 Inventions. ViroPharma shall own all ViroPharma Inventions and BPTD shall own all BPTD Inventions, whether such Inventions are made solely by either Party or jointly by the Parties. BPTD hereby irrevocably assigns and transfers to ViroPharma, and to the extent that an executory assignment is not enforceable, BPTD hereby agrees to assign and transfer to ViroPharma, in writing, from time

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

          to time, upon request, any and all right, title and interest that BPTD may have or may later acquire in the ViroPharma Inventions under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. ViroPharma hereby irrevocably assigns and transfers to BPTD, and to the extent that an executory assignment is not enforceable, ViroPharma hereby agrees to assign and transfer to BPTD, in writing, from time to time, upon request, any and all right, title and interest that ViroPharma may have or may later acquire in the BPTD Inventions under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.

     10.3 Prosecution and Maintenance of Patents; Abandonment.

          10.3.1 Primary Responsibility. ViroPharma shall have the sole right and responsibility to file, prosecute and maintain the ViroPharma Patents, and to file Patents on ViroPharma Inventions, and shall bear all expenses associated therewith. BPTD shall have the sole right and responsibility to file, prosecute and maintain the BPTD Patents, and to file Patents on BPTD Inventions, and shall bear all expenses associated therewith. Each Party will keep the other Party reasonably apprised of the filing, prosecution and maintenance status of the Party's respective Patents referred to in this Section 10.3.1.

          10.3.2 Abandonment. BPTD shall use Diligent Efforts to initially file those BPTD Patents owned by BPTD (or foreign equivalents thereof) in the countries identified in Exhibit F to the extent such filing is permitted under the applicable patent laws. BPTD shall use Diligent Efforts to prosecute and maintain those BPTD Patents owned by BPTD (or foreign equivalents thereof) in the countries listed in Exhibit F in which it has chosen to prosecute and maintain such Patents to the extent such prosecution is permitted under the applicable patent laws. If BPTD decides to refrain from filing, or to abandon prosecution or maintenance of a particular BPTD Patent whose claims relate generically or specifically to the Drug Inhalation System in any country, ViroPharma may request that ViroPharma have the right to continue such prosecution and/or maintenance, which request BPTD will reasonably consider, provided that BPTD need not in any event grant any such request if BPTD has a strategic reason, with respect to its prosecution strategy for its Patents, for abandoning such Patent (which reason may not include simply cost savings). If BPTD grants ViroPharma's request, ViroPharma may continue the prosecution and maintenance of such BPTD Patent, at ViroPharma's expense, provided that ViroPharma keeps BPTD reasonably informed of the progress of any such prosecution.

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     10.4 Third Party Patent Licenses.

          10.4.1 Procedures. If either Party reasonably believes that the manufacture, use, sale, offering for sale, import, or export of the Drug Inhalation System may infringe a Patent owned by a Third Party, then such Party will provide the other Party all Information in its possession relating to such belief. Promptly thereafter, the Parties shall meet to discuss in good faith the appropriate steps to take to address such possible infringement, which may include, without limitation:

                    a. negotiating and entering into a license agreement with such Third Party that grants the Parties the right to continue making, importing, using, selling and/or offering for sale the Drug Inhalation System,

                    b. modifying the Drug Inhalation System so that the Parties believe it no longer infringes, or

                    c. proceeding without any change based on a reasonable analysis that the Drug Inhalation System does not infringe and/or such Patent is not valid or enforceable.

          10.4.2 Costs of License. If the Parties decide to obtain a license pursuant to Section 10.4.1(a), then ViroPharma shall be solely responsible for the payment of all consideration for such license if the Drug is the basis for the infringement, BPTD shall be solely responsible for the payment of all consideration for such license if the EHD Device, the Drug Vehicle, or the Drug Container is the basis for the infringement, and the Parties shall share equally the responsibility for payment of all consideration for such license if the Formulated Drug is the basis for the infringement. If the EHD Device, the Drug Vehicle, the Formulated Drug, or the Drug Container is the basis for the infringement, and if the Parties do not agree that proceeding under Section 10.4.1(c) is prudent and BPTD is unwilling or unable to make the modifications described in
                    Section 10.4.1(b), and BPTD elects not to enter into a license agreement with such third party pursuant to Section 10.4.1(a), then ViroPharma may enter into such agreement, and all amounts paid by ViroPharma thereunder, or half of such amounts if the basis for infringement is the Formulated Drug, shall be creditable against amounts payable to BPTD under this Agreement.

          10.4.3 Cost of Royalties. If the Parties agree to obtain a license pursuant to Section 10.4.1(a) for the manufacture, import, use, sale or offering for sale of the Drug Inhalation System, or if the Parties are required to pay royalties or other consideration to a Third Party to settle or otherwise resolve a Patent infringement suit alleging Patent infringement by the Drug Inhalation System:

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                    a.   all royalties based on the manufacture, import, use,
                         sale, or offer for sale of the EHD Device, the Drug Vehicle, or the Drug Container shall be paid by BPTD;

                    b. all royalties based on the manufacture, import, use, sale, or offer for sale of the Drug shall be paid by ViroPharma;

                    c. each Party shall pay half of all royalties based on the manufacture, import, use, sale, or offer for sale of the Formulated Drug.

          10.5      Defense of Third Party Patent Claims.

                    10.5.1 Third Party Claims Regarding BPTD Products. ViroPharma shall promptly notify BPTD in writing of any action against ViroPharma based on alleged infringement of a Third Party's Patent by the EHD Device, the Drug Vehicle, or the Drug Container. BPTD shall defend any claim or action by a Third Party against ViroPharma and/or BPTD based on a claim that the EHD Device, the Drug Vehicle, or the Drug Container infringes a Patent that is owned or controlled by such Third Party. ViroPharma shall give BPTD control of the defense thereof (and any negotiations for settlement or compromise thereof) and will cooperate fully in the defense thereof. BPTD shall not settle or compromise any such claim or action without ViroPharma's prior written consent, if such settlement or compromise would impose on ViroPharma any obligation to pay or incur any costs or expenses. If BPTD does not undertake the defense of an action against ViroPharma hereunder within fifteen days of notice to BPTD of such claim, then ViroPharma shall have the full right to defend itself, using counsel of its own choosing, against such claim, including any negotiations for settlement or compromise thereof, and BPTD shall reimburse ViroPharma for all reasonable costs and expenses of such defense.

                    10.5.2 Third Party Claims Regarding ViroPharma Products. BPTD shall promptly notify ViroPharma in writing of any action against BPTD based on alleged infringement of a Third Party's Patent by the Drug or Formulated Drug. ViroPharma shall defend any claim or action by a Third Party against ViroPharma and/or BPTD based on a claim that the Drug or Formulated Drug infringes a Patent that is owned or controlled by such Third Party. BPTD shall give ViroPharma control of the defense thereof (and any negotiations for settlement or compromise thereof) and will cooperate fully in the defense thereof. ViroPharma shall not settle or compromise any such claim or action without BPTD's prior written consent, if such settlement or compromise would impose on BPTD any obligation to pay or incur any costs or expenses. If ViroPharma does not undertake the defense of an action against BPTD hereunder within fifteen

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                              days of notice to ViroPharma of such claim, then
                              BPTD shall have the full right to defend itself, using counsel of its own choosing, against such claim, including any negotiations for settlement or compromise thereof, and ViroPharma shall reimburse BPTD for all reasonable costs and expenses of such defense.

     10.6 Enforcement of Patent Rights. If any BPTD Patent or ViroPharma Patent is infringed by a Third Party in any country, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. BPTD shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of a BPTD Patent by counsel of its own choice and at its expense, and ViroPharma shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of a ViroPharma Patent by counsel of its own choice and at its expense.

     10.7 Patent Certifications. Each Party shall immediately give written notice to the other of any certification of which it becomes aware filed pursuant to 21 U.S.C. (S) 355(b)(2)(A), or (S) 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that any Patent covering the Drug Inhalation System is invalid or that infringement will not arise from the manufacture, use or sale of the Drug Inhalation System by a Third Party.

     10.8 Trademarks and Tradenames Generally. ViroPharma will select and own the trademarks or tradenames to be used by ViroPharma for the Drug Inhalation System. Neither Party nor its Affiliates shall adopt, use, or register any acronym, trademark, tradename, service mark or other marketing name that is the same as or confusingly similar to any acronym, trademark, tradename, service mark or other marketing name used by the other Party or its Affiliates except to the extent such adoption, use or registration was in process prior to the Effective Date.

11.  EXCHANGE OF INFORMATION, CONFIDENTIALITY AND PUBLICATION.

     11.1 Exchange Of Information. Promptly after the Effective Date, BPTD shall disclose and supply to ViroPharma all Information relating to the EHD Device, the Drug Vehicle, the Formulated Drug and the Drug Container, to the extent known to and legally disclosable by BPTD, that is necessary to enable ViroPharma to fully carry out all of its rights and obligations under this Agreement. Thereafter, during the term of the Agreement, BPTD shall promptly disclose and supply to ViroPharma any further Information meeting the foregoing requirements that may have become known to BPTD during such time. For clarification, the foregoing obligation shall not require BPTD to disclose proprietary Information except as reasonably required to implement the licenses granted to ViroPharma.

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     11.2 Confidentiality. Except as otherwise provided in this Article 11, during the term of this Agreement and for a period of five years thereafter, each Party shall maintain in confidence and shall use only for purposes of this Agreement all Confidential Information disclosed by the other Party under the Agreement, except as may be otherwise provided herein. Notwithstanding the foregoing, a Party may disclose the other Party's Confidential Information to those of its Affiliates, Permitted Sublicensees (as defined in Section 11.3), directors, officers, employees, agents, consultants and clinical investigators that have a need to know such Information in order to achieve the purposes of this Agreement, provided that such Party obtains prior agreement from such disclosees to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Any breech of this obligation of Confidentiality by an Affiliate, Permitted Sublicensee, director, officer, employee, agent, consultant or clinical investigator of a Party shall be deemed a breech by that Party.

     11.3 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to Third Parties solely to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, applying for and obtaining Regulatory Approvals or complying with applicable laws, governmental regulations or court orders, provided that such Party will give reasonable advance notice to the other Party of such disclosure requirement and shall give the other Party sufficient opportunity to object to such disclosure or to secure confidential treatment of such Confidential Information required to be disclosed to the extent that such is available. Either Party may disclose (subject to the confidentiality restrictions contained herein) Confidential Information to Third Parties to the extent necessary to perform its obligations or exercise its rights under this Agreement, provided such Third Parties execute confidentiality agreements containing terms no less strict than those contained herein (a "Permitted Sublicensee"). Further, nothing in this Article 11 shall be construed as preventing or in any way inhibiting either Party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of the Drug Inhalation System in any manner consistent with the terms of this Agreement, provided that any such compliance that requires disclosing to regulatory authorities confidential or other information received from the other Party may be made only if such Party provides reasonable advance notice of such disclosure to the other Party and makes reasonable efforts to obtain confidential treatment of such confidential information if requested by the other Party to the extent that such is available.

     11.4 Publication. BPTD shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating directly or indirectly to the Drug Inhalation System or any part of it without first obtaining the prior written consent of ViroPharma, which consent shall not be

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          unreasonably withheld. ViroPharma shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating directly or indirectly to the EHD
          Device, Vehicle or Drug Container without first obtaining the prior written consent of BPTD, which consent shall not be unreasonably withheld. The Parties agree to review and comment within thirty working days on any such draft publication. Each Party shall use its Diligent Efforts to bind the clinical investigators and other agents it utilizes for the Development of the Drug Inhalation System to a provision similar to this Section, provided that it is understood that a Party's inability to bind a clinical investigator to such a similar provision shall not prohibit such party from utilizing such clinical investigator. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate.

     11.5 Confidentiality Issues In Bankruptcy. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal: (a) that Confidential Information received from the other Party under this Agreement remains the property of the other Party and (b) of the confidentiality obligations under this Agreement with respect to such information. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party's Confidential Information and to seek to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.


12.  REPRESENTATIONS & WARRANTIES.

     12.1 Representations and Warranties of the Parties. Each of ViroPharma and BPTD represents and warrants to the other that:

          12.1.1 It is duly organized and validly existing and in good standing under the laws of its organization or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          12.1.2 It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

          12.1.3 This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms, except to the extent limited by applicable bankruptcy and creditor's rights laws. The execution, delivery and performance of this Agreement by it does not conflict with any

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                   agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          12.1.4 It has obtained all necessary consents, approvals and authorizations of all governmental authorities and other entities and persons required to be obtained by it in connection with entry into this Agreement.

          12.1.5 No agreement between it and a Third Party in existence as of the Effective Date would prevent it from performing its obligations under this Agreement or granting to the other Party the rights granted hereunder, and it shall not enter into any such Third Party agreement that would prevent it from performing its obligations under this Agreement or granting to the other Party the rights granted hereunder.

     12.2 Additional Representation and Warranties of BPTD. BPTD represents and warrants to ViroPharma that:

          12.2.1 To the best of BPTD's knowledge, as of the Effective Date, the manufacture, use or sale of the EHD Device, the Drug Vehicle, or the Drug Container will not violate the intellectual property rights of any Third Party, and BPTD has no present knowledge from which it reasonably can be inferred that any BPTD Patent is invalid.

          12.2.2 BPTD has no present knowledge of the existence of any pre-clinical or clinical data or information concerning the EHD Device, the Drug Vehicle, or the Drug Container that BPTD has not provided to ViroPharma that suggests that there may exist quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of the EHD Device, the Drug Vehicle, or the Drug Container in the Field;

          12.2.3 BPTD shall use Diligent Efforts in performing all Development Activities;

          12.2.4 at the time of delivery of any unit of the investigational Drug Inhalation System, any part of such unit that BPTD or a BPTD Affiliate manufactured shall conform in all material respects to the Specifications, and federal, state and local laws and regulations, and shall be free from material defects in materials and workmanship;

          12.2.5 the term "condition" as used in Section 1.31(a)(iii), includes but is not limited to infancy and elderly;

          12.2.6 BPTD has the full right, power, and authority to grant ViroPharma all the right, title, and interest in the license described in Section 2.1.1 for each

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                   BPTD Patent included in Exhibit A as such Exhibit A exists on the Effective Date; and

          12.2.7 only those BPTD Patents designated with an asterisk in Exhibit A as such Exhibit A exists on the Effective Date are subject to the Retained Rights.

     12.3 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT, NEITHER VIROPHARMA NOR BPTD MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     12.4 Certain Additional Covenants.

          12.4.1 BPTD shall pay all royalties or other sums that BPTD may owe to any Third Party by virtue of its activities under this Agreement, and shall perform and observe all of the other material obligations under all present and future agreements between BPTD and any Third Party that are in any way related to BPTD's ability to grant the rights BPTD has granted to ViroPharma under this Agreement or to BPTD's ability to perform its obligations to ViroPharma under this Agreement. If BPTD receives notice from any such Third Party that BPTD has committed a breach of its obligations under any such agreement, or if BPTD anticipates such breach, which breach may give rise to a right by such Third Party to terminate or materially diminish BPTD's rights to Patents and/or Information in the Field licensed to BPTD, which Patents and/or Information are sublicensed to ViroPharma hereunder, or otherwise to diminish materially BPTD's ability to perform its obligations to ViroPharma under this Agreement, BPTD shall immediately notify ViroPharma of such situation, and BPTD shall promptly cure such breach. However, if BPTD is unable to cure such breach, BPTD shall, to the extent possible, permit ViroPharma to cure such breach on BPTD's behalf.

          12.4.2 BPTD agrees that, without the prior written approval of ViroPharma, BPTD and its Affiliates shall not knowingly conduct any development work, either themselves or in conjunction with any other licensees or partners, on the EHD Device, the Drug Vehicle, the Formulated Drug, the Drug, or the Drug Container for use in the Field; provided that the foregoing shall not be interpreted to prevent BPTD or its Affiliates or other licensees from developing other BPTD pulmonary drug delivery products for use outside the Field.

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

          12.5 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.


     13.  INDEMNIFICATION.

          13.1 Indemnification by BPTD. BPTD shall indemnify, defend and hold ViroPharma, its directors, employees, agents and representatives (including but not limited to ViroPharma's Affiliates and sublicensees) harmless from and against all claims, causes of action, settlement costs (including but not limited to reasonable attorney's fees and expenses) losses or liabilities of any kind which (a) arise from or are attributable to any negligent act or omission or willful misconduct on the part of BPTD, its directors, employees, agents or representatives relating to any of its obligations under this Agreement, including, but not limited to any breach of a representation or warranty; or (b) arise from or are attributable to a defect in the EHD Device, the Drug Container or the Drug Vehicle or in the manufacture of the EHD Device, the Drug Container or the Drug Vehicle where such manufacture is under the control of BPTD, and which in either case are not otherwise attributable to any negligent act or omission or willful misconduct on the part of ViroPharma, its directors, employees, agents or representatives (including, but not limited to ViroPharma's Affiliates).

          13.2 Indemnification by ViroPharma. ViroPharma shall indemnify, defend and hold BPTD, its directors, employees, agents and representations harmless from and against all claims, causes of actions, settlement costs (including but not limited to reasonable attorney's fees and expenses) losses or liabilities of any kind which: (a) arise from or are attributable to any negligent act or omission or willful misconduct on the part of ViroPharma, its directors, employees, agents or representatives relating to any of its obligations under this Agreement; or (b) arise from or are attributable to the labeling, distribution, use, sale, marketing and promotion of the Drug Inhalation System or manufacturing of the Drug Inhalation System or its components where such manufacturing is under the control of ViroPharma, and which in either case are not otherwise attributable to any negligent act or omission or willful misconduct on the part of BPTD, its directors, employees, agents or representatives (including, but not limited to BPTD's Affiliates).

          13.3     Indemnity Procedure. If a Party seeks indemnification under
                   Section 13.1 or 13.2, it shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at

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

                   the Indemnifying Party's expense, shall cooperate as reasonably requested in the defense of the claim. The Indemnified Party shall have the right to retain its own counsel, subject to the approval of any such outside counsel by the Indemnifying Party, with the fees and expenses to be paid by the Indemnifying Party if representation of such Party by the counsel retained by Indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceedings. The Indemnifying Party may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of the Indemnified Party if such settlement or adverse judgment diminishes the rights or interests of the Indemnified Party.

          13.4 LIMITATION OF LIABILITY. IN NO EVENT, NOT WITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, SHALL EITHER PARTY, ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

          13.5 Insurance. Each Party hereby agrees to maintain, during the term of this Agreement, insurance with reputable and sound independent insurers at commercially reasonable levels of coverage in relation to the type, scope and size of business it conducts and to all its obligations herein contained and shall give the other Party an opportunity from time to time to review the insurance policies so that the other Party may satisfy itself that such insurance policies are valid, that the premiums are being paid regularly and that the policies are kept in full force and effect. Each Party shall, upon the other Party's reasonable request from time to time, produce evidence that all insurance premiums have been paid and kept up to date and are kept in accordance with any local insurance laws or regulations from time to time in force. Each Party will, at the request of the other Party, name the other Party and its Affiliates as additional insureds as applicable on all liability insurance policies, including, but not limited to, product liability, products and clinicians, malicious product tampering and general liability policies and will obtain for the other Party an endorsement that such insurance shall not be cancelled without thirty days prior written notice to the other Party. A Party's liability to the other is in no way limited to the extent of the Party's insurance coverage. In the event of duplicate coverage, the insurance policy of the Party whose fault causes the need for reimbursement under an insurance policy shall be primary and the other Party's secondary.

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

     14.  TERM OF AGREEMENT AND TERMINATION.

          14.1 Term. Unless earlier terminated as provided herein, this Agreement shall expire on the expiration of the last to expire Reduced Royalty Rate Period for the Drug Inhalation System.

          14.2 Termination for Material Breach. A non defaulting Party shall have the right to terminate this Agreement after written notice to the other that the other is in material breach of this Agreement (the "Defaulting Party"), unless the Defaulting Party cures the breach before the expiration of ninety days - thirty days in the case of a delayed payment - after such written notice.

          14.3 Termination by ViroPharma. ViroPharma may terminate this Agreement at any time effective upon thirty (30) days written notice to BPTD and payment of any amounts due as of the date of notice of termination, including direct costs to terminate commitments and work in process authorized through open Work Orders that cannot be avoided through reasonable commercial efforts.

          14.4 Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

          14.5 Consequences of Termination. Upon the expiration or any termination of this Agreement, (i) all licenses under this Agreement shall be terminated, except as expressly provided under this Agreement, including, without limitation, Sections
                   14.8 and 2.1; and (ii) each Party shall destroy and shall not retain any copies of any Confidential Information provided by the other Party hereunder, except for one copy to be retained by legal counsel solely for archival purposes. Notwithstanding anything in this Agreement to the contrary, in the event of the termination or expiration of this Agreement, ViroPharma shall have a continuing right to sell under this Agreement for a period of ********** days following termination, such amount of EHD Devices or Drug Containers remaining in its inventory.

          14.6 Accrued Rights, Surviving Obligations. Termination or expiration of this Agreement shall not affect any rights to payment or other rights that accrued before the date of termination or expiration. The terms of the following Articles and Sections shall survive any termination of this
                   Agreement: 2.1.2, 2.3.2-2.3.3, 2.4, 3.5.3, 7.5-7.6, 9.9,
                   10.1, 10.2, 10.5, 10.7, 11, 12, 13, 14.5, 14.6, 14.8.

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

          14.7 Financial Status; Rights in Event of Financing Difficulties. BPTD and ViroPharma agree to keep each other informed as to its financial condition during the term of this Agreement. If at any time the financial resources of BPTD or ViroPharma are not reasonably sufficient to enable it to continue to meet its obligations hereunder for at least the next six months, the parties will meet to review and consider steps that might be taken to ensure that the other party will be able to perform its obligations under this Agreement.

          14.8     Rights In Event of Bankruptcy.

          14.8.1 Notwithstanding the bankruptcy of BPTD, or the impairment of performance by BPTD of its obligations under this Agreement as a result of bankruptcy or insolvency of BPTD, ViroPharma shall be entitled to retain the license rights and licenses granted herein, subject to ViroPharma's performance of all its obligations under the Agreement and to BPTD's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

          14.8.2 All rights and licenses granted under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. Each Party agrees that the other Party, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. Each Party shall during the Term of this Agreement create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against a Party under Title 11 (the "Affected Party"), the Affected Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall:

                   a. as the other Party may elect in a written request, immediately upon such request:

                        i. perform all of the obligations provided in this Agreement to be performed by the Affected Party including, where applicable and without limitation, providing to the other Party portions of such intellectual property (including embodiments thereof) held by the Affected Party and such successors and assigns or otherwise available to them; or

                        ii. provide to the other Party all such intellectual property (including all embodiments thereof) held by the Affected Party and such successors and assigns or otherwise available to them; and

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November 19, 1999             ViroPharma-BPTD Agreement                  Page 38

                   b. not interfere with the rights of the other Party under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

          14.8.3 If a Title 11 case is commenced by or against the Affected Party, and this Agreement is rejected as provided in Title 11, and the other Party elects to retain its rights hereunder as provided in Title 11, then the Affected Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to the other Party all such intellectual property (including all embodiments thereof) held by the Affected Party and such successors and assigns, or otherwise available to them, immediately upon the other Party's written request. Whenever the Affected Party or any of its successors or assigns provides to the other Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.8, the other Party shall have the right to perform the obligations of the Affected Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the other Party shall release the Affected Party from any such obligation or liability for failing to perform it.

          14.8.4 All rights, powers and remedies of the other Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Affected Party. The other Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

                   a. the right of access to any intellectual property (including all embodiments thereof) of the Affected Party, or any third party with whom the Affected Party contracts to perform an obligation of the Affected Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration, manufacture and marketing of Drug Inhalation Systems; and

                   b. the right to contract directly with any Third Party described in 14.8.4(a) to complete the contracted work.


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

     15.  MISCELLANEOUS.

          15.1 Press Releases; Disclosure of Agreement. No public announcement or other disclosure to Third Parties concerning the terms of this Agreement shall be made, either directly or indirectly, by either Party to this Agreement, except as may be legally required or as may be required by the terms of that certain license agreement between Battelle Memorial Institute and Electrosols, Ltd. dated March 29, 1999, and as may be required for recording purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.

          15.2 Recordation. Subject to compliance with all confidentiality obligations of ViroPharma under this Agreement, ViroPharma shall have the right, at any time, to record or register this Agreement in appropriate governmental or regulatory offices anywhere in the world, and BPTD shall provide reasonable assistance to ViroPharma in effecting such recording or registration, provided that ViroPharma shall take appropriate measures available to protect the confidentiality of the terms of the Agreement.

          15.3 Entire Agreement; Amendment. This Agreement, and the existing Confidentiality Agreements between the Parties related to the subject matter of this Agreement, sets forth the terms of the collaboration agreement between the Parties hereto and, except as otherwise set forth herein, supersedes and terminates all prior representations, agreements and understandings between the Parties regarding the subject matter hereof. Any modification of this Agreement shall be effective only when in writing and signed by the Parties, and specifically stating that it is an amendment to this Agreement.

          15.4 Assignment. This Agreement and the licenses and rights herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to all or substantially all of the related business assets of such Party relating to this Agreement, whether by way of a merger, sale of stock, sale of assets or other similar transaction.


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

     15.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be effective on receipt, as evidenced in writing, when given by registered airmail or overnight courier and addressed, unless otherwise specified in writing, to the addresses of the Parties described below:


          For BPTD:        Battelle Pulmonary Therapeutics Division
                           Attention:  Dennis Cearlock
                           505 King Avenue
                           Columbus, Ohio 43201-2693
                           FAX (614) 424-3622

          With a copy to:  Robert L. Zieg (same address)
                           FAX (614) 424-3864


          For ViroPharma:  ViroPharma Incorporated
                           405 Eagleview Boulevard
                           Exton, PA 19341
                           FAX:  (610) 458-7380
                           Attention: Jeffrey Hincks, Ph.D.

          With a copy to:  ViroPharma Incorporated
                           405 Eagleview Boulevard
                           Exton, PA 19341
                           FAX:  (610) 458-7380
                           Attention:  General Counsel

     15.6 Severability. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either BPTD or ViroPharma deems any Article or part thereof to be contrary to any anti-trust or competition laws then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties' original intent. In the event a Party's rights are materially affected as a result of a change in this Agreement under this Paragraph, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

     15.7 Force Majeure. Except as otherwise provided herein, no Party shall be in breach of this Agreement, or liable to the other Party, for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of Diligent Efforts it is unable to

________________________________________________________________________________
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

           prevent, provided that the party claiming excuse uses its Diligent Efforts to overcome the same.


     15.8 Expenses. Except as otherwise provided in the Agreement, all expenses incurred by ViroPharma in connection with its obligations under this Agreement will be borne solely by ViroPharma and all expenses incurred by BPTD in connection with its obligations under this Agreement will be borne solely by BPTD. Each Party will be responsible for appointing its own employees, agents and representatives, who will be compensated by such Party. Each Party will be responsible for paying any finder's or broker's fee owed to a Third Party that such Party incurs based directly or indirectly on negotiating and entering this Agreement, and shall indemnify the other Party against any obligation to pay such fee.

     15.9 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

     15.10 Disclaimer of Agency; Relationship of the Parties. This Agreement shall not render either Party the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. The relationship between BPTD and ViroPharma under this Agreement is that of independent contractors. BPTD and ViroPharma are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting Parties. Neither Party shall have any responsibility for the hiring, firing, compensation or employee benefits of the other Party's employees.

     15.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

     15.12 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice of law doctrines of Pennsylvania or any other jurisdiction.

     15.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

     15.14 Debarment. Each Party certifies that none of its directors, officers, employees, consultants or agents, nor any of its Affiliates' directors, officers, employees, consultants or agents have been debarred, nor have they been engaged in any acts

________________________________________________________________________________
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

           that could serve as the basis for debarment under the Generic Drug Enforcement Act.

     15.15 Dispute Resolution. In the event the parties cannot resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof, such controversy or claim shall be settled by a sole neutral through a binding, non-reviewable and non-appealable alternative dispute resolution process in accordance with the then existing Non-Administered Arbitration Rules of the CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York 10017-3122. The neutral's award may be entered in any court having final jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.


BATTELLE MEMORIAL INSTITUTE-                     VIROPHARMA INCORPORATED
COLUMBUS OPERATIONS


By: /s/ Dennis B. Cearlock                       By: /s/ Claude H. Nash

Name: Dennis B. Cearlock                         Name: Claude H. Nash

Its: Senior Vice President                       Its: President, CEO & Chairman

________________________________________________________________________________
November 19, 1999        ViroPharma-BPTD Agreement                       Page 43

                                   EXHIBIT A

                           BPTD Patents/Applications

                                  **********

________________________________________________________________________________
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

                                   EXHIBIT B

The Third Party referred to in Section 1.37 of this Agreement is ********** and its successors in interest.

________________________________________________________________________________
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

                                   EXHIBIT C

                               Development Plan

________________________________________________________________________________
November 19, 1999        ViroPharma-BPTD Agreement                       Page 46

                                   EXHIBIT D

                             System Specifications

________________________________________________________________________________
November 19, 1999        ViroPharma-BPTD Agreement                       Page 47

                                   EXHIBIT E

                              Form of Work Order
                                  WORK ORDER


     This Work Order is entered into this ____ day of ______________, 1999 between BPTD and ViroPharma and is subject to all of the terms and conditions set forth in that certain Product Development and Commercialization Agreement dated November 19, 1999, between the BPTD and ViroPharma (the "PDC Agreement"). In the event of any conflict between the terms of this Work Order and the PDC Agreement, the terms of this Work Order shall control.


     1.      Description of Services.
             -----------------------



     2.      Deliverables; Fees; Delivery Dates.
             ----------------------------------


                                               Maximum Fee
     Description of Deliverables              for Deliverable    Delivery Date
     ---------------------------              ---------------    -------------




     TOTAL MAXIMUM FEE



     3.      Payment Schedule.
             ----------------

________________________________________________________________________________
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

     The PDC Agreement shall remain in full force and effect, subject only to the express terms of this Work Order, and the parties hereto hereby ratify and confirm the provisions of the PDC Agreement, as may be so modified by this Work Order. The parties have executed this Work Order as of the latest of the dates set forth below.


VIROPHARMA INCORPORATED                      BATTELLE MEMORIAL INSTITUTE

By:_______________________________           By:________________________________

Name, Title:______________________           Name, Title:_______________________

Date:_____________________________           Date:______________________________

________________________________________________________________________________
November 19, 1999        ViroPharma-BPTD Agreement                       Page 49

                                   EXHIBIT F

                 Countries in Which BPTD Shall File, Prosecute
             and Maintain BPTD Patents Pursuant to Section 10.3.2
             ----------------------------------------------------


                                  **********

________________________________________________________________________________
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